                                                                   EXHIBIT 11.01

                                 VERISIGN, INC.

  STATEMENT REGARDING COMPUTATION OF PRO FORMA BASIC AND DILUTED NET LOSS PER
                                   SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
Net loss................................................... $(10,243) $(19,195)
                                                            ========  ========
Weighted average common shares outstanding.................    5,040     6,574
Convertible preferred stock, on an as-if converted basis...    6,835    10,031
Staff Accounting Bulletin No. 83 issuances and grants:
  Common stock.............................................       70        58
  Stock options............................................    1,226       355
  Convertible preferred stock..............................      665        --
                                                            --------  --------
Shares used in per share computations......................   13,836    17,018
                                                            ========  ========
Pro forma basic and diluted net loss per share............. $  (0.74) $  (1.13)
                                                            ========  ========
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